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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

              GENOME THERAPEUTICS ADDS SCHERING-PLOUGH AS CUSTOMER
                            TO GTC SEQUENCING CENTER

Waltham, Mass., June 16, 2000 -- Genome Therapeutics Corp. (Nasdaq: GENE), a leading genomics company, today announced a contract with Schering-Plough Corporation (NYSE: SGP) to provide DNA sequencing information.

As part of the contract, Genome Therapeutics will generate high-quality DNA sequence information in support of gene discovery projects at Schering-Plough. Genome Therapeutics will employ its proprietary sequencing techniques, automation, bioinformatics and quality control procedures to generate sequence reads and provide analysis of the sequenced regions.

"Schering-Plough has been a leader in utilizing the power of genomics to expand its drug discovery pipeline since the mid-1990s," said Richard D. Gill, Ph.D., President and COO of Genome Therapeutics. "We are pleased to expand our current relationship with Schering-Plough by conducting specialized sequencing to advance its drug discovery efforts, and view this contract as further validation of the quality of our sequencing operations."

Launched in 1999, the GTC Sequencing Center is recognized as a leading source of genomic sequencing, commercializing a core technology that has been the basis for its alliances with several pharmaceutical and biotech partners. Customers to the GTC Sequencing Center include Astra-Zeneca, Aventis, Biogen, Cubist, the Human Genome Project and the Mouse Genome Sequencing Network. The range of services provided to the customers includes genomic sequencing, cDNA and PCR sequencing, variation detection and specialized sequencing.

This sequencing agreement builds upon the established human and infectious disease genomics alliances between Genome Therapeutics and Schering-Plough. The companies have ongoing research alliances to identify together new treatments for asthma, novel antibacterial agents against drug-resistant organisms, and new pharmaceutical products to prevent and treat fungal infections. In addition, Schering-Plough is a subscriber to the PathoGenome(TM) Database, a non-exclusive database that provides DNA sequence information for medically relevant microbial organisms.

Genome Therapeutics (www.genomecorp.com) is a leader in the commercialization of genomics-based drug discovery. The Company's gene discovery strategy is to identify and characterize human genes associated with major diseases and elucidate microbial genes as novel drug targets against many serious infectious organisms. Together with its strategic partners, including Schering-Plough, AstraZeneca, Wyeth-Ayerst and bioMerieux, Genome Therapeutics is using genomic information to develop a new generation of genomics-based pharmaceutical, vaccine and diagnostic products.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement including, but not limited to, the ability of the Company and its alliance partners to (i) successfully develop products based on the Company's genomic information, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K.


             Contacts:
             Christopher Taylor                       Douglas MacDougall
             Director of Investor Relations           Vice President
             Genome Therapeutics Corp.                Feinstein Kean Healthcare
             (781) 398-2466                           (617) 577-8110






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